EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders

ARAMARK Corporation:

We consent to the use of our report dated November 11, 2003, with respect to the consolidated balance sheets of ARAMARK Corporation and subsidiaries as of October 3, 2003 and September 27, 2002, and the related consolidated statements of income, cash flows and shareholders’ equity for each of the fiscal years in the three-year period ended October 3, 2003, and related financial statement schedule, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated November 11, 2003 refers to the adoption of the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective September 29, 2001.

/s/ KPMG LLP

Philadelphia, Pennsylvania

May 24, 2004